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                                                                    Exhibit 99.2
                                 PRESS RELEASE

  Portland - OR
  04/07/99
  CASCADE AGREES TO SELL INDUSTRIAL TIRES LIMITED BUSINESS UNIT
  Robert C. Warren, Jr., President and Chief Executive Officer of Cascade Corporation (NYSE: CAE) reported that an agreement has been signed to sell the assets of its Industrial Tire Division ("ITL") to Maine Rubber Company.

  The agreement provides for Maine Rubber Company to purchase all the assets and assume certain liabilities of ITL's solid tire manufacturing operations in Canada as well, as the wheel and baseband manufacturing operations of Cascade's Kenhar division in Guelph, Ontario. Closing of the transaction, valued in the high-$30 million range, is anticipated by the end of April.

  "We believe that our efforts and investment can be better directed to our attachment and fork businesses," said Warren. "ITL" is a fine company which was making significant progress toward our goals, but it is in the best interest of our shareholders to take the opportunity to sell the company to Maine."

  Cascade purchased Industrial Tires Limited, based in Mississauga, Ontario in January 1997, and it has grown in annual revenues from $28,000,000 to approximately $42,000,000 in the year ended January 31, 1999.

  Cascade Corporation, headquartered in Portland, Oregon is a leading international manufacturer of lift truck attachments, forks, and accessories.



  James P. Miller (503) 669-6300
  Gerald A. Parsons (503) 228-2909